20,000,000 DEPOSITARY SHARES EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF 5.800% NONCUMULATIVE PREFERRED STOCK, SERIES C $25 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE	FILED PURSUANT TO RULE 433 FILE NO. 333-172562

Terms and Conditions:

Issuer:	Citigroup Inc.
Securities:	20,000,000 depositary shares, each representing a 1/1,000th interest in a share of Citigroup’s 5.800% Noncumulative Preferred Stock, Series C (the “Series C preferred stock”).
Over-allotment Option:	Up to an additional 3,000,000 depositary shares at the public offering price minus the applicable underwriting discount within 30 days of the Trade Date in order to cover over-allotments, if any.
Ratings*:	B1 (negative outlook)/BB (negative outlook)/BB (stable outlook) (Moody’s / S&P / Fitch).
Trade Date:	March 19, 2013.
Settlement Date:	March 26, 2013 (T+5 days).
Maturity:	Perpetual.
Liquidation Preference:	$25,000 per share of Series C preferred stock (equivalent to $25 per depositary share).
Aggregate Liquidation Preference:	$500,000,000 ($575,000,000 if the over-allotment option is exercised in full).
Public Offering Price:	$25 per depositary share.
Net Proceeds to Citigroup:	$484,714,062.50 ($557,351,562.50 if the over-allotment option is exercised in full) (before expenses).
Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup or a duly authorized committee thereof, from and including the Settlement Date at an annual rate of 5.800%, payable quarterly in arrears on each January 22, April 22, July 22 and October 22, beginning July 22, 2013 (if declared), on a noncumulative basis. Following business day convention. Business days New York.
First Dividend Payment:	If declared, July 22, 2013 (long first dividend period).
Day Count:	30/360
Redemption at Issuer’s Option:	Subject to any required approval of the Federal Reserve, Citigroup may redeem the Series C preferred stock, and thus redeem a proportionate number of depositary shares (i) in whole or in part, from time to time, on any dividend payment date on or after April 22, 2018, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to but excluding the redemption date.
Sinking Fund:	Not applicable.
Listing:	Application will be made to list the depositary shares on the New York Stock Exchange.
Voting Rights:	The holders of Series C preferred stock do not have voting rights except (i) as specifically required by Delaware law, (ii) in the case of certain dividend non-payments, (iii) with respect to the issuance of senior capital stock by Citigroup and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series C preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.
Sole Structuring Coordinator and Sole Bookrunner:	Citigroup Global Markets Inc.

20,000,000 DEPOSITARY SHARES EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF 5.800% NONCUMULATIVE PREFERRED STOCK, SERIES C $25 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE	FILED PURSUANT TO RULE 433 FILE NO. 333-172562

Joint Lead Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC Wells Fargo Securities, LLC
Senior Co-Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Nomura Securities International, Inc. RBC Capital Markets, LLC
Junior Co-Managers:

Apto Partners, LLC

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

Blaylock Robert Van, LLC

C.L. King & Associates, Inc.

Cabrera Capital Markets, LLC

CastleOak Securities, L.P.

CIBC World Markets Corp.

Comerica Securities, Inc.

D.A.DAVISDON & CO.

Davenport & Company, LLC

Drexel Hamilton, LLC

HRC Investment Services, Inc.

Janney Montgomery Scott LLC

Keefe, Bruyette & Woods, Inc.

KeyBanc Capital Markets Inc.

KKR Capital Markets LLC

Kota Global Securities Inc.

Lebenthal & Co., LLC

Loop Capital Markets LLC

M.R. Beal & Company

Macquarie Capital (USA) Inc.

Mesirow Financial Inc.

MFR Securities, Inc.

Mischler Financial Group, Inc.

Muriel Siebert & Co., Inc.

Oppenheimer & Co. Inc.

PNC Capital Markets LLC

Robert W. Baird & Co. Incorporated

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities, Inc.

Scotia Capital (USA) Inc.

Southwest Securities, Inc.

Sterne, Agee & Leach, Inc.

20,000,000 DEPOSITARY SHARES EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF 5.800% NONCUMULATIVE PREFERRED STOCK, SERIES C $25 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE	FILED PURSUANT TO RULE 433 FILE NO. 333-172562

TD Securities (USA) LLC The Williams Capital Group, L.P. Wedbush Securities Inc. William Blair & Company, L.L.C.
Depositary Shares CUSIP/ISIN:	172967366 / US1729673665

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. The file number for the registration statement is No. 333-172562. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.